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                                                                   EXHIBIT 10.28
                      THE TOWN OF NORTH HEMPSTEAD, NEW YORK
                      GOLF FACILITIES MANAGEMENT AGREEMENT
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     This Golf Facilities Management Agreement (the "Agreement"), made as of
January 1, 1998 by and between SENIOR TOUR PLAYERS DEVELOPMENT, INC., a Nevada corporation (the "Manager") and the TOWN OF NORTH HEMPSTEAD, a municipal corporation of the State of New York (the "Town").


                              W I T N E S S E T H:
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     WHEREAS, the Town is constructing a new municipal golf facility in the Town of North Hempstead, New York which will include an 18-hole golf course, to be known as Harbor Links, a 9-hole executive golf course, driving range, clubhouse, maintenance building, practice/learning center, parking lot and related golf facilities, five athletic fields, the surrounding cliff areas and, at the discretion of the Town, a miniature golf course, collectively hereinafter referred to as the "Facility"; and

     WHEREAS, the Manager is engaged in the business of marketing, maintaining and managing golf courses, golf clubs and golf facilities; and

     WHEREAS, in accordance with the terms and conditions set forth in this Agreement, the Town desires to retain the Manager and the Manager desires to assume management responsibility and provide its professional services for all golf facilities at the Facility;

     NOW, THEREFORE, in consideration of the covenants and agreements of each of the parties hereinafter set forth, it is mutually agreed as follows:

     1. DESCRIPTION OF FACILITY. For purposes of this Agreement, the term "Facility" shall be deemed to refer to and shall consist of the real estate, buildings, improvements and personal property at the Town's Harbor Links facility as described in Exhibit A hereto.

     2. APPOINTMENT OF MANAGER. The Town hereby appoints the Manager and the Manager hereby accepts the appointment as manager of the Facility, subject to the provisions hereof.

     3. EFFECTIVE DATE. The Effective Date of this Agreement shall be January 27, 1998.

     4. TERM.

          (a) The term of the Agreement shall commence on the Effective Date and shall terminate on December 31, 2007, unless extended or sooner terminated as provided hereinafter.

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          (b) The Town shall have the right to renew this Agreement on substantially identical terms and conditions, with fee increases similar to those provided for in the initial Agreement, for an additional period of five (5) years upon giving written notice thereof to the Manager not less than 120 days prior to the termination of this Agreement.

     5. GENERAL OPERATIONAL RESPONSIBILITIES OF MANAGER. Commencing with the Effective Date and continuing until the termination of this Agreement, the Manager shall have full authority and responsibility, subject to the direction of the Town, the written policies of the Town and budgets approved by the Town, to conduct, supervise, and manage day-to-day maintenance and operation of the Facility; PROVIDED, HOWEVER, that all of the Manager's direct costs with respect to discharging its responsibilities under this Agreement shall be reimbursed by the Town as provided herein. The general operational responsibilities of the Manager hereunder shall include, but not be limited to, the following:

          (a) During the period prior to opening of the 18-hole course the Manager shall advise the Town on operational factors to be considered in the planning and design of those Club facilities not yet under construction or completed as of the Effective Date. The Manager shall work with the Town and other members of the Town's development team (E.G., architects and engineers) to ensure that operational factors are addressed in a timely and proper manner during the development process, so that the Town's funds available for construction of the golf course facilities are properly directed and allocated.

          (b) The Manager shall be responsible for preparing for the Town's approval a marketing plan for the Facility during the pre-opening phase. The Manager also shall be responsible for implementing this plan in cooperation with the Town, consistent with budgets and schedules approved by the Town.

          (c) The Manager shall be responsible for cooperating with First Golf, as the interim manager of the Facility, in implementing the establishment and maintenance of the golf courses during the pre-opening phase, consistent with plans, budgets and standards reasonably approved by the Town.

          (d) The Manager shall prepare for Town approval, annual budgets and annual business plans, in accordance with Section 6 below, covering the first year (full or partial) of operation and each subsequent year during the term of this Agreement.

          (e) As a component of the Annual Plan (as defined below), the Manager shall create and implement annual marketing plans for each golf course (I.E., the 9-hole and the 18-hole), including public relations, advertising, promotional and membership sales components, supported by detailed budgets and recommendations for materials, media and promotional events.

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          (f) The Manager shall establish quality standards at the Facility, which shall be reasonably acceptable to the Town, and provide for the training of employees to meet these standards.

          (g) The Manager shall supervise, in a commercially reasonable manner, the maintenance of the Facility grounds (including, without limitation, the surrounding cliffs), associated landscaping, clubhouse and all other facilities, consistent with the "Minimum Facility Maintenance Standards" attached to this Agreement as EXHIBIT B.

          (h) The Manager shall prepare and provide to the Town for its approval no later than 60 days after the Effective Date a statement of policies and procedures with respect to the Manager's responsibilities hereunder.

          (i) The Manager shall supervise, in a commercially reasonable manner, the management of the food and beverage service, including the creation of menus and the establishment of food and beverage prices, and use its best efforts to obtain in the name of the Town a liquor license and all other licenses and permits necessary.

          (j) The Manager shall supervise management of, play on, and general operation of, the Facility in accordance with an Operation and Management Plan submitted to the Town for its reasonable approval within 30 days of the Effective Date; PROVIDED, HOWEVER, that the Town shall have the right to review the Manager's assignment of golf tee times to determine the fairness and availability of such assignments; and PROVIDED FURTHER that the Town shall supervise play on, and general operation of, the five athletic fields with respect to which the Manager's responsibilities shall be limited to maintenance and repair.

          (k) The Manager shall manage the Facility in a commercially reasonable manner which would make the Facility comparable with other similar first class golf facilities in the vicinity of where the Facility is located.

          (l) The Manager shall work with the Town Board, Town Supervisor, staff, the advisory committee referred to in Section 47 hereof, and community organizations to generate the best possible publicity for the Facility, and generate positive impacts on the Town as a result of the development and operation of the Facility.

          (m) The Manager shall ensure that the pro shop at the Facility carries sufficient products and inventory to satisfy generally the needs of players utilizing the Facility.

          (n) The Manager shall conduct physical inventories on a regular basis as reasonably required by the Town.

          (o) The Manager shall establish and administer, for all maintenance equipment, a preventative maintenance program which is designed to keep all equipment

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     in clean, safe and good operating condition for its useful life. Such maintenance shall be performed no less frequently than recommended by the manufacturer of the equipment. Equipment records shall be retained on site and shall be subject to inspection by the Town during normal business hours.

          (p) The Manager shall develop, revise, and implement food and beverage concepts, policies and procedures; PROVIDED, HOWEVER, such concepts, policies and procedures shall not materially deviate from those established under the then current annual Budget unless such deviation is approved by the Town.

          (q) If requested by the Town the Manager shall negotiate and arrange for all leases, licenses and concessions for the pro shop and any other commercial space.

          (r) Subject to Section 31 hereof, the Manager shall apply for, and attempt to obtain and maintain in the name of the Town or the Manager, as required by the Town or applicable law, all licenses and permits required of the Town or the Manager in connection with the management and operation of the Facility at no cost to the Manager.

          (s) The Manager shall institute and defend, utilizing legal counsel selected by the Town, any and all legal actions or proceedings reasonably necessary or proper in connection with the routine operation of the Facility, including actions or proceedings to collect accounts receivable or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by any tenant, licensee or concessionaire, and take appropriate steps to protect and/or litigate to final decision in any appropriate court or other forum, any violation, order, rule or regulation directly related to the operation of the Facility.

          (t) The Manager shall negotiate and submit to the Town for its consideration and approval arrangements for the acceptance of payments by credit card by patrons of the Facility.

          (u) The Manager shall cooperate with the Town in integrating the Manager's financial software into the Town's financial software programs.

          (v) The Manager shall provide to the Town an initial capital contribution of $1,000,000 on July 1, 1998 (or such later date as the Town shall, in its sole discretion, decide and so notify the Manager).

          (w) The Manager shall assist the Town in obtaining equipment and supplies for the Facility at prices as favorable as those for similar equipment and supplies obtained by the Manager at its other golf facilities.

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     6. ANNUAL BUDGET AND BUSINESS PLAN.

          (a) On or before the Effective Date and by August 1 of each year commencing August 1, 1998, the Manager shall submit to the Town, for the Town's approval, a proposed annual business plan (the "Annual Plan") and operating budget (the "Budget") prepared on a format approved by the Town. For calendar year 1998 the Budget shall be based upon, and consistent with, the financial projections submitted by the Manager to the Town dated December 6, 1997 and December 9, 1997. If requested by the Town, the Manager shall provide the Town with the data and information utilized in preparing the Annual Plan and Budget or any revisions thereto. In the event the 9-hole golf course at the Facility opens prior to the 18-hole golf course, the Manager shall submit to the Town for its approval, not later than 30 days prior to the opening of the 9-hole golf course, a revised Budget indicating that operation of the 9-hole golf course will not generate additional expenses in excess of revenues attributable to such operation.

          (b) The Annual Plan shall describe the Manager's major management goals and intended actions for the ensuing year in reasonable detail so as to enable the Town to evaluate the Manager's intended conduct of the affairs of the Facility during that period.

          (c) In general, the Budget shall include such details regarding revenues and operating and capital expenditures for the upcoming Budget period as the Town shall reasonably request. Without limiting the foregoing, the Budget shall set forth the Manager's reasonable estimates of:

               (i) gross revenues consisting of all membership dues, green fees, cart rental fees, proceeds of sales of inventory, supplies, beverages or food, facility use revenues (excluding fees charged for use of athletic fields), driving range receipts, miniature golf receipts, and any other income of any kind derived from any source at the Facility over which the Manager has any responsibility, without reduction for costs of goods sold or other expenses ("Gross Revenues");

               (ii) all costs and expenses directly related to the operation of the Facility including (without limitation) employee and independent contractor costs, repair and maintenance expenses, costs of inventory and supplies, utility costs, administrative and general costs, marketing costs, insurance and management fees hereunder;

               (iii) a budget of the Manager's recommended renewals, revisions, rebuilding, replacements, substitutions or improvements to the Facility for the Budget period which are of a capital nature, including estimates for the cost of designs, plans and specifications, materials, labor (including installation), storage, consultants, travel, overhead and freight, and estimates of any additional gross

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          revenues or expense savings which can reasonably be expected to result therefrom; and

               (iv) any other matter deemed appropriate by the Manager or reasonably requested by the Town.

          (d) The Budget shall not provide for reserves for the payment of contingencies unless such reserves are determined to be necessary by the Town in its sole discretion.

          (e) No portion of the Manager's general or administrative costs, overhead or similar costs which may be indirectly related to the operation of the Facility and which are attributable to activities performed outside the premises of the Facility shall be included in the Budget or otherwise reimbursable by the Town unless expressly otherwise agreed to by the Town in its sole discretion.

     7. APPROVAL OF BUSINESS PLAN AND BUDGET.

          (a) The Town shall approve, at its sole discretion, the Annual Plan and all major policy decisions with respect to the Facility subsequent to consideration thereof by the advisory committee referred to in Section 47 hereof.

          (b) The Town shall approve, at its sole discretion, the Budget in accordance with the Town's regular budget calendar for the upcoming Budget period. Without limiting the foregoing, all fees or prices proposed by the Manager to be charged to customers or other users of the Facility shall be subject to the approval of the Town which approval may be subsequently revoked at any time upon 14 days notice to the Manager.

     8. IMPLEMENTATION OF BUDGET. The Manager shall use its best efforts to operate the Facility in accordance with the then current Budget and to achieve the results projected in such Budget. If at any time during any Budget period the Manager reasonably believes that the Gross Revenues or operating expenses may vary adversely by more than five percent (5%) from the originally budgeted amount, then such variance shall be immediately reported to the Town together with a description in reasonable detail explaining the reasons for such variance and corrective measures recommended by the Manager.

     9. NATURE OF MANAGER'S BUDGET. The Town acknowledges that the projections contained in each proposed Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the Manager's reasonable control. The Town further acknowledges that each proposed Budget is solely a planning tool used in pursuit of the objective of maximizing the financial performance of the Facility. Subject to the indemnity provisions of Section 29 hereof, the Manager in no event shall be liable based upon a variance between actual results and expenditures and the estimate of the projected results and expenditures for the period covered by any such Budget due solely to such changes, conditions

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or circumstances and not attributable to any gross negligence, willful misconduct or knowing violation of law on the part of the Manager.

     10. GROSS REVENUES.

          (a) The Town may establish in the name of the Town such bank or other deposit and checking accounts as the Town in its sole discretion determines are necessary for the efficient operation of the Facility and control of the flow of funds received and disbursed in connection with such operation, or, at the Town's sole discretion, may use existing Town accounts for such purpose (in any case, generally referred to herein as the "Facility Account").

          (b) The Manager shall deposit in the Facility Account all Gross Revenues from the operation of the Facility within a 24-hour period and shall be responsible for the safekeeping, storage and transportation of such receipts until they are delivered to a bonded courier, if any, or deposited to such account.

          (c) In no event shall amounts deposited in any accounts established under this Agreement be co-mingled with any other funds of the Manager.

          (d) Any amounts on deposit at any time in the Facility Account may be withdrawn by the Town and deposited in any general municipal fund or other Town account and applied to any purpose, whether related to the Facility or not, as the Town so determines in its sole discretion.

          (e) The Manager shall establish and maintain an internal control structure reasonably acceptable to the Town regarding cash receipts, charges, disbursements and Town assets to provide reasonable assurance that Town assets are safeguarded against loss from unauthorized use or disposition. In addition, the Manager shall agree to implement any reasonable internal control recommendation that may develop from future audits if determined by the Town to be in the Town's best interest.

     11. EXPENSES.

          (a) The Facility operating expenses and capital expenditures, in each case as approved by the Town or expressly authorized to be incurred by the Manager hereunder, are the responsibility of the Town to be paid or reimbursed pursuant to this Section 11.

          (b) No working capital reserve shall be funded by the Town.

          (c) The Manager shall implement the approved Budget and shall be authorized, without the need for further approval by the Town, to incur the specified operating expenditures provided for in the Budget in accordance with Sections 11(d) and

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     (e) below.  No  deviation  from the Budget  with  respect to the payment of expenses by the Manager shall be permitted, without the prior consent of the Town, except as follows:

               (i) the Manager may reallocate up to five percent (5%) of any amount budgeted with respect to any operating expense item in the Budget to another operating expense item budgeted therein provided that the aggregate expenditures in the Budget are unaffected;

               (ii) unbudgeted minor expenditures unforeseen at the time of preparation of the Budget, and reasonably deemed necessary by the Manager, may be made without the Town's authorization except that the aggregate amount of such unbudgeted expenditures cannot exceed $5,000 per year; and

               (iii) the Manager may incur expenses which, in the Manager's reasonable judgment, are necessary due to an emergency requiring immediate action for the protection of the Facility or persons at the Facility so long as the aggregate amount of such expenditures does not exceed 5% of the total amount of operating expenditures set forth in the approved Budget then in effect.

          (d) Purchases of Supplies and Equipment.

               (i) The Manager shall, to the greatest extent feasible, arrange for all purchases of supplies and equipment for the Facility in the name of the Town and through the Town's purchasing process. To the extent that the equipment and/or supplies are provided for in the Budget or are otherwise permitted pursuant to Section 11(c) hereof, the Town shall take such actions as are necessary to obtain such supplies and equipment in a reasonably timely manner, and shall be responsible for payment to the vendors on all such purchases.

               (ii) Where exigent circumstances require the immediate procurement of certain supplies or equipment which are permitted expenditures pursuant to Section 11(c) hereof, or with respect to the purchase of supplies and equipment in an amount less than $200, the Manager shall have the authority to make such purchases directly from the vendor, and to request reimbursement from the Town for the same. Such purchases shall be made, wherever possible, using the Town's tax exempt number which shall be provided to the Manager. The Manager shall request reimbursement for all such purchases on a monthly basis and the Town shall be obligated to provide reimbursement within 14 days of receipt of a properly documented request.

          (e) The Manager shall be responsible for payment of personnel expenses incurred pursuant to Sections 11(c) and 20 hereof, subject to the Town's obligation to reimburse the Manager for the same pursuant hereto. Seven days prior to each date on which it pays its personnel, the Manager shall submit to the Town a claim form for the

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     payroll expenses it will incur on its next payroll date, with a breakdown of amounts for each employee and all other information as shall reasonably be requested by the Town. On the date on which the Manager pays its personnel, the Town shall make a wire transfer into the Manager's payroll account or such other account as the Manager shall designate in order to reimburse the Manager for its personnel expenses. The Manager agrees that it shall not pay its personnel more frequently than bi-weekly.

          (f) Capital expenditures shall be governed by Section 17 of this Agreement.

          (g) With respect to expenditures provided for in the Budget or otherwise permitted pursuant to Section 11(c) hereof, but not covered by Sections 11(d), (e) or (f) hereof, the Manager shall be responsible for payment of such expenditures and shall be reimbursed within 14 days of its submittal of a claim to the Town following payment. Notwithstanding anything to the contrary, the Town shall have the right to request that all utilities be established in the name of the Town, with payment for the same made directly by the Town to the appropriate supplier.

          (h) The Town may, but shall not be required to, withdraw funds from the Facility Account for the reimbursement or prompt payment when due of all operating expenses, management fees and all other amounts properly payable in accordance with the Budget then in effect or otherwise permitted under the terms of this Agreement. To the extent such items are not paid from amounts on deposit in the Facility Account, the Town shall use other Town funds or accounts to meet its obligations to pay or reimburse expenses under Section 11 hereof.

     12. BOOKS AND RECORDS.

          (a) With the approval of the Town, the Manager shall establish and supervise an appropriate accounting and cost control system for Facility operations to be maintained at the Town's expense. Charts of accounts and all accounting systems shall be maintained in accordance with ordinary accounting procedures and generally accepted accounting principles. Such records shall be subject to examination and photocopying by the Town, its authorized agents, attorneys and accountants, at the Town's expense, during normal business hours at the Facility, and the Manager agrees to make such records available for these purposes. The Manager shall also provide to the Town any other information, relevant to the management or operation of the Facility, which the Town reasonably requests and which is in the Manager's possession or control.

          (b) Upon termination of this Agreement for any reason, all source documents, work papers, financial statements relating to past periods, and other supporting documents shall be and remain the property of the Town. Any on-site equipment or systems purchased by the Town, such as cash registers, software or computers, also shall be and remain property of the Town. Upon termination of this Agreement, the Manager shall transfer all policies and procedures manuals to the Town.

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     13. FINANCIAL REPORTS.

          (a) As soon as possible, but in no event later than 10 days after the end of each month, the Manager shall deliver to the Town unaudited financial reports, in such form as the Town requires, for the Facility for such month which shall include a profit and loss statement comparing actual results to both the current Budget and the previous year's actual results, for both the current month and fiscal year to date, on a line item basis. Within 75 days after the end of each fiscal year, the Manager shall deliver to the Town an audited profit and loss statement, in such form as the Town requires, for the Facility for such fiscal year. The cost of providing such audited profit and loss statement shall be included in the Budget and shall be paid from the Gross Revenues of the Facility. Such audits shall be conducted by auditors selected by the Town.

          (b) The Manager shall provide to the Town each year audited annual financial statements, in such form as the Town requires, for the Manager within 90 days following the close of the Manager's fiscal year.

     14. FEES AND CHARGES. Subject to the approval of the Town, the Manager shall establish, maintain, revise and administer the overall charge structure of the Facility, including, without limitation, membership fees, greens fees, golf cart rental fees, food or beverage charges of any kind, pro shop inventory prices, and prices, charges or fees for any other products, facilities or services available at the Facility. The Town specifically retains the right to revoke its approval of any such fees, prices or charges, on not less than 14 days notice to the Manager.

     15. LIQUOR LICENSE. The Town shall make every reasonable effort to assist the Manager in securing for the Facility a liquor license that will permit the Facility to offer patrons alcoholic beverages in conjunction with their use and enjoyment of the Facility. The license shall permit the Manager to serve alcoholic beverages in the normal course of business and to carry out reasonable management and marketing activities associated with the serving of alcoholic beverages at a golf facility. The Manager shall comply with all local, county, state and federal laws and regulations governing the serving of alcoholic beverages, and shall properly direct all Facility personnel in this regard through policies, posting of notices and supervision. The liquor license shall be obtained at the Town's expense and shall remain the property of the Town.

     16. REPAIRS AND MAINTENANCE. Within the approved budgetary limitations and in accordance with the Budget and Section 11 of this Agreement, the Manager shall arrange for the making or installing, at the Town's expense and in the name of the Town, of such alterations, repairs, decorations, or replacements of furnishings or equipment to the Facility as the Manager or the Town deems reasonable or necessary.

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     17. CAPITAL EXPENDITURES.

          (a) The Town shall from time to time, at its sole cost and expense, make such alterations, additions, improvements, repairs and replacements in or to the Facility as may be necessary to comply with the terms of any debt or applicable laws and regulations, or to maintain the existing standards of Club facilities on the date of this Agreement, and the same shall be made with as little hindrance or disruption as possible to the operation of the Facility.

          (b) The Budget submitted to the Town for its approval each year shall include the Manager's recommendations for any Facility capital expenditures. To the extent such capital expenditures are included in the final Budget as approved by the Town, the Town shall, at its sole discretion, separately finance the approved capital expenditures through its municipal borrowing capabilities or, subject to Section 18 hereof, direct the Manager to arrange for financing of the capital expenditures on behalf of the Town.

          (c) If directed to do so by the Town, the Manager shall have the responsibility and authority to cause to be purchased, constructed and installed alterations, additions, improvements, repairs, renewals, and replacements to the Facility which are of a capital nature.

     18. COMPLIANCE WITH LAWS.

          (a) The Manager shall arrange at the Town's expense for compliance in all material and commercially reasonable respects with any federal, state or local statutes, ordinances, laws, rules, regulations, orders and determinations affecting or issued in connection with the Facility (including, without limitation, all federal, state and local labor laws) and, with the prior written consent of the Town, make arrangements for any alterations or repairs ordered or required thereby, if not included in the Budget. However, if any such ordered or required alterations or repairs are not made because the Town does not give its consent after the Manager's request therefor, then the Town shall hold the Manager harmless from any liability that may arise solely by reason of the failure to make such alterations or repairs.

          (b) Notwithstanding any other provision of this Agreement, whenever any approval, payment or other action is required by the Town hereunder, such action shall only be taken following compliance by the Town with all applicable federal, state or local statutes, ordinances, laws, rules, regulations, orders and determinations.

     19. TOWN INDEBTEDNESS. The Manager shall use its best efforts to cause the Facility to comply with all the terms, conditions and obligations contained in any note, loan agreement, mortgage, bond issue or other agreement executed by the Town which relates to the Facility. The Town shall provide the Manager with true and correct copies of any such note, loan agreement, mortgage, bond issue or other agreement.

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     20. STAFF.

          (a) The Manager shall hire, train, promote, discharge, and supervise the work of the executive staff and all employees of the Facility as is commercially reasonable; provided, however, that the Town shall have the right to approve, in its reasonable discretion, the superintendent, head pro and general manager for the Facility. All persons employed by the Manager for such purposes shall be deemed employees of the Manager and not the Town, PROVIDED, HOWEVER, that all of the Manager's cost and expense related to such persons shall be reimbursed by the Town in accordance with
     Section 11 hereof as an item included in the Budget. The Manager shall hire and employ such personnel at such wages or salaries, and on such terms and conditions, as are standard at the time in the employment market for such persons in the geographical area where the Facility is located and are consistent with the Budget. The Manager shall pay all of the salaries, wages, payroll taxes and benefits due and owing to and/or on account of such persons (and the Town shall reimburse the Manager pursuant to Section 11(e) hereof). The Manager shall deduct from such employees' salaries all required taxes, charges and assessments and shall make and file such reports as may be required by the federal, state and local government agencies. All personnel shall be employees of the Manager, (or, at the Manager's option, a qualified employee leasing company acceptable to the
     Town).

          (b) The Manager shall be responsible for compliance with all applicable laws, regulations and tax requirements relative to payroll, employment and other matters affecting operation of the Facility including, without limitation, Sections 220, 220-D, 220-E, 222, 230, 231 and 232 of the New York State Labor Law.

          (c) The Manager shall provide such other qualified personnel as shall be deemed necessary for the successful operation and maintenance of the Club facilities and the successful marketing and management of the golf program, membership program, and other business activities at the facility. The Town shall approve the number and compensation of personnel through the Annual Plan and Budget.

          (d) At the written request of the Town, the Manager shall replace any manager or employee who, in the opinion of the Town, is not performing satisfactorily. The Manager shall use commercially reasonable efforts to replace such individuals within 14 days of receiving such a request.

     21. HIRING BY TOWN. The Town is expressly permitted to hire the Manager's superintendent, club pro, general manager or any other employee of the Manager working at the Facility following termination of this Agreement for any reason other than a Town Event of Default.

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     22. INSURANCE.

          (a) The Manager shall maintain the following types of insurance, in its own name, with any insurance carrier that is authorized to do business in the State of New York:

               (i) Workers' Compensation and Employer's Liability;

               (ii) Comprehensive General Public Liability, on an occurrence basis, naming the Town and the Solid Waste Management Authority as an additional insured, in the amount of at least one million dollars per occurrence; and

               (iii) Comprehensive Automobile Liability, on an occurrence basis, naming the Town and the Solid Waste Management Authority as an additional insured, in the amount of at least one million dollars per occurrence.

     Any incremental cost to the Manager caused directly by the coverage of the Facility under the above policies shall be reimbursed by the Town to the Manager as part of the Budget.

          (b) In addition, the Manager shall secure and maintain, in the name of the Town and subject to the Town's approval, the following types and amounts of insurance for the term of this Agreement, with the cost thereof to be included in the Budget:

               (i) Employee Dishonesty Policy/Bond, in an amount sufficient to cover the largest dollar amount of which any one employee may have possession or control;

               (ii) Business Interruption Insurance, in an amount sufficient to cover the anticipated Gross Revenues in any one fiscal year;

               (iii) insurance protection against loss of Gross Revenues by reason of burglary, larceny, embezzlement, robbery or other causes; and

               (iv) any other insurance which the Town is required by law to provide.

          (c) The Manager shall furnish to the Town certificates of the required insurance within 30 days of the Effective Date of this Agreement and thereafter shall furnish new certificates 30 days prior to the expiration date of the previous certificates.

          (d) Any independent contractor arranged by the Manager shall be required to provide the same insurance coverage as provided in (a)(i),
     (ii), and (iii) above, naming the Town and the Solid Waste Management Authority as additional insureds. Certificates of insurance shall be provided to the Town before the contractor is allowed to begin work at the Facility.

          (e) All insurance coverage and bonding required to be provided by the provisions of this Agreement shall be placed with or through such insurance company, broker or agency as the Town may from time to time hereafter designate or approve by written notice to the Manager.

          (f) The insurance policies required above shall contain a provision, if available at a cost approved by the Town, to the effect that such insurance shall not be invalidated or limited if any one or more of the insureds thereunder waive any or all claims for recovery from the other insureds thereunder; and, in addition to any other limitation of liability expressly set forth in this Agreement, so long as such provision is in effect, each of the Manager and the Town hereby waives all claims for recovery from the other for any loss or damage insured under such policies to the extent of any recovery collected by the Manager or the Town, respectively, under such policies for such loss or damage.

          (g) All policies shall name, as insured, the Town, the Manager, any mortgagee of the Facility and such other parties as the Town, the Manager or such mortgagee shall require to be named as insured and shall contain a waiver of subrogation provision, pursuant to which the insurer waives all expressed and implied rights of subrogation against each named insured.

     23. SECURITY. The Manager shall devise, implement and maintain a program providing security to the Facility on a 24-hour basis against vandalism, malicious mischief, theft and other destruction or criminal activity.

     24. PERFORMANCE BOND. The Manager shall provide to the Town, at the Town's expense as an item included in the Budget, a performance bond reasonably satisfactory to the Town, in an amount not less than $1,000,000, which secures the operational and other responsibilities of the Manager under this Agreement. In the preceding sentence, the term "Town's expense" refers only to the payment of premium and does not include the posting of security or collateral, if required, which shall be the Manager's responsibility.

     25. MANAGER'S COMPENSATION

          (a) The Manager's fee shall consist of the aggregate amounts set forth in this Section 25. The Manager's fee provided for in this Section shall be included as a line item in the Budget for each calendar year and shall be payable in accordance with Section 11 hereof in the same manner as other budgeted Facility operation expenses.

          (b) To the extent included in the 1998 Budget or otherwise permitted under Section 11, the Manager shall be entitled to receive reimbursement of actual out-of-pocket costs for services from the Effective Date of this Agreement to the date which is 60 days prior to scheduled opening of the Facility's 18-hole golf course.

          (c) Commencing on the date which is 60 days prior to the opening of the Facility's 18-hole golf course, the Manager shall be entitled to receive an annual base fee for each calendar year as follows:

                 1998                                   $125,000
                 1999                                   $150,000
                 2000                                   $150,000
                 2001                                   $150,000
                 2002                                   $175,000
                 2003                                   $175,000
                 2004                                   $175,000
                 2005                                   $200,000
                 2006                                   $200,000
                 2007                                   $200,000

     The amount of such base fee shall be payable in 12 equal installments payable on the first day of each month included in the calendar year. For calendar year 1998, the Manager shall only be entitled to receive a proportionate amount of the annual base fee for the portion of the year extending from the date on which the base fee becomes payable through December 31, 1998.

          (d) Commencing with the second calendar year of operation of the Facility under this Agreement the Manager shall be entitled to payment of an additional incentive management fee equal to 10% of the amount, if any, by which Gross Revenues for the immediately preceding calendar year exceeds the below specified threshold amount for the preceding calendar year:

                                                        PRIOR YEAR
              YEAR PAYABLE                               THRESHOLD
              ------------                               ---------

                 1999                                   $1,600,000
                 2000                                   $4,000,000
                 2001                                   $4,250,000
                 2002                                   $4,500,000
                 2003                                   $4,750,000
                 2004                                   $5,000,000
                 2005                                   $5,150,000
                 2006                                   $5,304,500
                 2007                                   $5,463,635

     Notwithstanding any of the foregoing, in no event shall the amount of the incentive management fee payable in a calendar year exceed an amount equal to 20% of the annual base fee for such calendar year specified in clause
     (c) above. No incentive management fee shall be paid in 1998. The incentive management fee shall be calculated based upon Gross Revenues reflected in the audited financial reports for the Facility referred to in Section 13(a) hereof. The incentive management fee shall be payable in 2 equal semi-annual payments, on June 1 and December 1 of the calendar year. For example, if the audited financial statements for 2001 show Gross Revenues of $4,800,000, the Manager would be entitled to receive an incentive management fee of $30,000 payable in $15,000 installments on June 1, 2002 and December 1, 2002.

          (e) The Town acknowledges that the Manager will make an initial capital contribution to the Facility of $1,000,000 as specified in Section 5(v) hereof. The Manager shall be entitled to the payment of interest on the outstanding portion of such initial capital contribution which has not been returned to the Manager at an interest rate equal to the lesser of (i) two percent (2%) above the prime rate as reported by the Federal Reserve Bank of St. Louis in its H15 report for the week preceding each interest payment date or (ii) the actual interest rate paid by the Manager on financing obtained by the Manager to fund the initial capital contribution to the Facility. Payment of such interest shall be made quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing March 1, 1999. The Manager shall be entitled to a return of the initial capital contribution in five equal annual installments of $200,000 payable on March 1 of each year commencing March 1, 2001. The obligation of the Town to pay interest on the initial capital contribution and to return the initial capital contribution to the Manager as provided in this clause
     (e) shall constitute a portion of the Manager's compensation for its Facility management responsibilities hereunder and shall only be payable if this Agreement remains in force when such payments are due. Subject to
     Section 33 hereof, the payment of any such amounts not yet due shall not survive termination of this Agreement.

          (f) It is intended by the Town and the Manager that the management fees provided for in this Section be in addition to the Facility operating expenses incurred by the Manager on behalf of or for the benefit of the Town and for which the Town has full responsibility consistent with the Budget and the provisions of this Agreement. The Town further covenants and agrees to reimburse the Manager for any and all reasonable out-of pocket expenses incurred by the Manager or the Manager's employees in connection with the performance of the Manager's obligations hereunder, as provided in the Budget or with the Town's prior approval, up to an initial annual expense budget of $10,000 for calendar years 1998 and 1999 with reasonable adjustments thereafter as may be mutually agreed to by the parties. Reimbursable expenses shall be paid only upon presentation of vouchers reflecting the name of the person or persons incurring the expense, the amount and date thereof and the purpose or purposes for the expenditure. The annual budget submitted by the Manager for approval by the Town shall include provisions for such expense reimbursement.

     26. CASUALTY.

          (a) If the Facility or any portion thereof is damaged or destroyed during the term of this Agreement by fire, other casualty, or act of God, the Town shall, at its sole cost and expense, repair, rebuild and replace the Facility to substantially the same or better conditions as prior to such damage or destruction unless the proceeds of property insurance carried under this Agreement are insufficient to pay all of the costs of repair and restoration. If the Town is required or elects to repair or rebuild the Facility, the Town shall undertake such work at the Town's sole expense within a reasonable time after the fire or other casualty, and shall diligently proceed to complete the same as expeditiously as possible.

          (b) If only a part of the Facility shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority, and in the reasonable opinion of the Town, the Facility can be altered, restored or repaired so as to make it a satisfactory golfing facility of similar type and class as prior to the taking or condemnation, the Town shall so alter, restore and replace the Facility if the proceeds of such condemnation will be sufficient to pay for the costs of same, the Town and the Manager agreeing to pledge so much of their separate awards, in proportion to the amount awarded to each, as is necessary for such purposes. Such work shall be commenced reasonably soon after such proceeds become available and shall be diligently pursued to completion.

          (c) If at any time during the term hereof it becomes necessary, in the Town's reasonable opinion, to cease operation of the Facility (or any portion thereof) in order to protect the health, safety and welfare of patrons or general public, the Manager shall at the direction of the Town close and cease operation of all or part of the Facility as designated by the Town. The Manager shall reopen and commence operation when the Town deems that such may be done without jeopardy to the Facility patrons and the general public.

          (d) No fees shall be payable to the Manager under Section 25 hereof for any period during which the Facility's 18-hole golf course is inoperable.

     27. EVENTS OF DEFAULT.

          (a) With respect to the Town it shall be an event of default ("Event of Default") hereunder:

               (i) if, upon thirty (30) days' notice, the Town shall fail to make or cause to be made any payment required to be made hereunder;

               (ii) if the Town shall fail to keep, observe or perform any material agreement, term or provision of this Agreement to be kept, observed or performed by it, and such default shall continue for a period of thirty (30) days after written notice thereof by the Manager is received by the Town (or a longer period, in no event to exceed 90 days, if the obligation cannot be cured within 30 days so long as the Town is diligently pursuing a cure to the reasonable satisfaction of the Manager); or

               (iii) if one or more golf holes, the clubhouse, maintenance building, or any material service of the Facility shall be rendered incapable of normal operation because of weather, fire or casualty, and shall not be repaired, restored, rebuilt or replaced within twelve
          (12) months after casualty.

          (b) With respect to the Manager, it shall be an Event of Default hereunder:

               (i) if the Manager shall fail to maintain the Facility in accordance with Part I of the Minimum Facility Maintenance Standards in EXHIBIT B hereto, unless such failure is caused by reasons outside of the reasonable control of the Manager, and such failure shall continue for a period of 30 days after notice thereof from the Town;

               (ii) if the Manager shall fail to keep, observe, or perform any other material agreement, term or provision hereof required to be kept, observed, or performed by it, and such failure shall continue for a period of thirty (30) days after written notice thereof shall have been given to the Manager by the Town (or a longer period, in no event to exceed 90 days, if the obligation cannot be cured within 30 days so long as the Manager is diligently pursuing a cure to the reasonable satisfaction of the Town); or

               (iii) if the Manager becomes insolvent, is declared bankrupt, voluntarily or involuntarily, becomes unable to pay its bills as they come due, and/or becomes subject to a court supervised receivership.

          (c) The failure of either party to perform any material obligation under this Agreement due to the occurrence of any of the following shall not constitute an Event of Default hereunder:

               (i) an act of God, hurricane, tornado, landslide, lightning, earthquake, flood, fire or explosion;

               (ii) an act of war, public enemy, blockade, insurrection, riot, or restraint of government; or

               (iii) the failure to obtain, or the suspension, termination or revocation of, any permit, license or approval necessary for the operation of the Facility in a manner contemplated by this Agreement, PROVIDED, HOWEVER, that such failure to obtain, or suspension, termination or revocation is not the result of the willful or grossly negligent action or inaction of the party relying thereon.

     28. REMEDIES UPON DEFAULT.

          (a) Subject to clause (c) below, if any Event of Default by the Town shall occur and continue for a period of 60 days, the Manager may (in addition to any other remedy available to it in law or equity) forthwith terminate this Agreement, and remove from the Facility all Manager employees. In such event, the Manager shall be entitled to immediately receive payment of all accrued unpaid amounts due to the Manager pursuant to the terms hereof, after such amounts are ascertainable. If the amount due and owing is undisputed and remains unpaid for a period of time in excess of thirty (30) days from the date of determination, then, except for amounts due under Section 25(e) (which continue to accrue interest at the rate described therein), the amount shall accrue simple interest at the rate of six percent (6%) per annum until paid, unless prohibited or limited under applicable law, in which event such charges shall not exceed the amount collectible under such law, and neither party shall have any further obligations whatsoever under this Agreement, except pursuant to the indemnity provisions hereof.

          (b) Subject to clause (c) below, if any Event of Default by the Manager shall occur and be continuing, the Town may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, whereupon the Manager shall remove the general manager and all Manager employees. In such event, the Manager shall be entitled to receive payment of all undisputed and unpaid amounts due the Manager pursuant to the terms hereof, after such amounts are ascertainable. If the amount due and owing is undisputed and remains unpaid for a period of time in excess of thirty (30) days from the date of determination then the amount shall accrue simple interest at the rate of six percent (6%) per annum until paid, unless prohibited or otherwise limited under applicable law, in which event such charge(s) shall not exceed the amount collectible under such law, and neither party shall have any further obligations to perform under this Agreement, except pursuant to the indemnity provisions hereof.

          (c) If any Event of Default involving nonpayment of amounts due under this Agreement is not resolved by negotiation of the parties within 60 days ("Payment Dispute") either party may require that such Payment Dispute must be submitted for resolution in accordance with arbitration as provided in this Section by delivering a demand for arbitration to the other party. While any arbitration is pending under this Agreement, no Event of Default shall be deemed to occur with respect to the nonpayment of the disputed amount. Each arbitration instituted in accordance with this Section shall be governed by and conducted in accordance with the following:

               (i) The arbitration shall take place in North Hempstead, New York and shall be conducted by three (3) arbitrators in accordance with the Commercial

          Arbitration Rules of the American Arbitration Association (the "AAA") or any successor organization. Each party shall select one arbitrator and the two (2) arbitrators so selected shall select the third arbitrator from the AAA's National Panel of Commercial Arbitrators who shall act as chairperson.

               (ii) The award of the arbitrators shall be final, conclusive and binding on all parties to the arbitration. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

               (iii) In rendering an award, the arbitrators shall, if possible, identify the party to the arbitration which is the prevailing party (the "Prevailing Party") and the party which is the non-prevailing party (the "Non-Prevailing Party") with respect to the Payment Dispute in question. The reasonable costs and expenses (including legal fees) incurred by the Prevailing Party in connection with such arbitration shall be borne by the Non-Prevailing Party. If it is not possible for the arbitrators to identify the Prevailing Party, the arbitrators shall determine the proportion of costs and expenses incurred in connection with such arbitration which are to be borne by each party.

               (iv) An award rendered by the arbitrators involving the payment of money (other than the payment of costs and expenses incurred in connection with the arbitration) shall include interest from the Event of Default or other breach of this Agreement at the prime rate referred to in Section 25(e) hereof as of the date of the award, PROVIDED, HOWEVER, that such rate shall in no event exceed the maximum rate payable consistent with applicable State law.

          (d) No right or remedy herein conferred upon or reserved to either party hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

     29. INDEMNIFICATION. The Town and the Manager and their affiliates agree to indemnify and save each other harmless from and against any and all claims, losses, damages and expenses, including reasonable attorney's fees through all appeals, arising from the Town's and the Manager's performance pursuant to this Agreement, or arising out of any willful misconduct, gross negligence or knowing violation of law on the part of the Town or the Manager or their respective employees either prior to the date of this Agreement or hereafter;

PROVIDED, HOWEVER, that one party's indemnity obligation to the other party under this Section 29 shall not exceed the total amounts previously paid hereunder to the party from whom the indemnity payment is requested.

     30. MANAGER'S DUTIES UPON TERMINATION. Upon the expiration of the term of this Agreement, or upon the effective date of termination of this Agreement, the Manager shall:

          (a) as expeditiously as reasonably possible and to the extent permitted by law, surrender and assign to the Town any and all licenses, permits and/or other governmental authorizations required for the operation of the Facility;

          (b) deliver to the Town any and all of the Town's properties and assets within the possession of the Manager, including reservation lists, ledgers, bank statements for the Facility Account, accounting books and records, insurance policies, bonds and other documents, agreements, leases and licenses required for the operation of the Facility;

          (c) as expeditiously as reasonably possible, prepare and deliver to the Town the financial reports required under this Agreement with respect to the final fiscal year; and

          (d) purchase from the Town at cost all unbroken cases of inventories and operating supplies bearing the Manager's Proprietary Marks as defined below, except those which are identified specifically to the Facility.

     31. PROPRIETARY MARKS.

          (a) During the term of this Agreement, the Facility shall at all times be designated and known as North Hempstead Harbor Links. The Manager shall have the right to use and market the name of the Facility in association with one or more of the Manager's Proprietary Marks. For purposes of this Agreement, the term "Manager's Proprietary Marks" means the Manager's service marks bearing the name Senior Tour Players and related logos used from time to time by the Manager for services and related products and business activities (excluding logos directly related to the Facility) in connection with its owned, managed, or franchised properties, together with distinctive designs and operating procedures used by the Manager to identify its properties and services. The Manager hereby disclaims any ownership interest or right to use the Facility name (except for the right to use such name in the performance of its responsibilities under this Agreement) and the Town hereby disclaims any right or interest in the Manager's Proprietary Marks or the good will derived therefrom. Notwithstanding the foregoing, upon termination of this Agreement, the Town shall have the express right to use the then existing supply of inventory and operating supplies bearing the Manager's Propriety Marks until such supply of inventory and operating supplies is exhausted, but shall not reorder any additional such inventory or operator supplies.

          (b) Except for the Manager's Proprietary Marks and any promotional activity by the Manager regarding use of the Facility as contemplated by the Annual Plan, the Town shall retain exclusive ownership and control of all rights pertaining to marketing, advertising or other promotional activities with respect to any portion of the Facility.

     32. ASSIGNMENT. The Manager may not directly or indirectly transfer, sell, assign or hypothecate its interest under this Agreement or any right hereunder to any other entity or person, without the prior written consent of the Town which consent shall not be unreasonably withheld or delayed. The Town shall have the right at any time to sell, assign or transfer all or a part of its right, title and interest under this Agreement to

          (a) the holder of any mortgage or deed of trust on the Facility, or

          (b) any person or entity on the condition that

               (i) this Agreement continues in full force and effect after such transfer (with such amendments to the definitions contained in this Agreement as may be reasonably necessary or appropriate),

               (ii) the transferee assumes the obligations of the Town,

               (iii) such transferee in the reasonable business judgment of the Manager, has the financial capacity to perform the obligations of the Town hereunder, is not of ill repute or is not in any other manner a person, firm or corporation with whom or with which an association would materially adversely affect either Facility operations or the reputation and status of the Facility or the Manager.

     33. EXTRAORDINARY RETURN OF CAPITAL CONTRIBUTION. In the event that this Agreement is terminated due to any reason other than a Manager Event of Default under Section 27(b)(i) or (iii) of this Agreement, the Town agrees to pay to the Manager as a lump sum an amount equal to the unreturned portion of the Manager's initial capital contribution to the Facility plus any accrued and unpaid interest thereon under Section 25(e) hereof. This is not intended to be an exclusive remedy and shall not relieve the Town of its other obligations under this Agreement.

     34. NOTICES. Any and all notices, consents, or directives by either party intended for the other shall be sent by registered or certified mail, return receipt requested, to the following address, unless either party shall have designated a different address by serving written notice of change of address on the other party by registered or certified mail:

                  Town:   Town of North Hempstead
                          220 Plandome Road
                          Manhasset, NY  11030
                          Attention:  Supervisor

                  With a copy to:   Department of Parks and Recreation
                                    1801 Evergreen Avenue
                                    New Hyde Park, NY 11040
                                    Attention: Commissioner

                  Manager:  Senior Tour Players Development, Inc.
                            266 Beacon Street
                            Boston, MA  02116

     35. SALE OR TRANSFER OF CONTROL OF FACILITY. In the event of the sale or other transfer of control over the Facility, other than to any agency that is affiliated with or controlled by the Town, this Agreement may be (a) terminated by the Town without any further liability, or (b) assigned by the Town to the purchaser in accordance with Section 32 hereof.

     36. TOWN TERMINATION RIGHTS.

          (a) The Town shall have the right to terminate this Agreement within 30 days of its receipt of the audited financial statements referred to in
     Section 13(a) hereof if the annual net cash flow to the Town hereunder for any two consecutive calendar years after 1999 does not exceed $1,500,000 per year. For this purpose, "net cash flow" shall mean for each calendar year the amount of Gross Revenues less Facility operating expenses (excluding payment of debt service on the Town's outstanding bond issue used to finance the Facility) and all fees paid to the Manager under
     Section 25 hereof.

          (b) The Town shall have the right to terminate this Agreement at any time, on 30 days notice to the Manager, in consideration of payment to the Manager (in addition to amounts otherwise payable under this Agreement) of an amount equal to the fixed fee amount set forth in Section 25(c) for the then current calendar year.

     37. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto and cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

     38. EXECUTED COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original.

     39. CAPTIONS. The captions of various of the provisions of this Agreement are included for convenience only, and are in no way to be construed as part of this Agreement or as a limitation upon the scope of the particular provisions to which they refer.

     40. SUCCESSORS AND ASSIGNS. This Agreement and all the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     41. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

     42. SEVERABILITY. If any of the provisions of this Agreement shall be construed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof, and the illegal or invalid provisions hereof shall be deemed stricken and deleted from this Agreement to the same extent as if never incorporated herein, but all other provisions hereof shall remain in full force and effect.

     43. NO THIRD PARTY BENEFICIARIES. It is the intention of the parties to this Agreement that no third party shall have the benefit of or any rights under any of the provisions hereof.

     44. RELATIONSHIP. In the performance of its responsibilities and the exercise of its authority under this Agreement, the Manager shall act as an independent contractor with respect to the Town. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making the Manager an agent, partner or joint venturer with the Town or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceedings involving the Manager or the Town.

     45. RIGHT TO MAKE AGREEMENT. Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it, result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound, or require any consent, vote or approval which had not been given or taken. Each party covenants that it has and will continue to have throughout the term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

     46. PERMANENT CLUBHOUSE. The Manager acknowledges the intention of the Town to construct a permanent clubhouse for the Facility at some time during the term of this Agreement. The Manager shall cooperate with the Town and the persons working on construction of the permanent clubhouse so as to minimize any adverse affect on the operation of the Facility during construction. The Manager shall submit to the Town for its approval a revised budget for the Facility during construction of the permanent clubhouse.

     47. ADVISORY COMMITTEE. The Town and the Manager shall form an advisory committee to make recommendations to the Town regarding major issues with respect to the Facility such as, without limitation, course alterations, any proposed action which significantly impacts the number of rounds played, promotions or tournaments.

     48. REFERENCES FOR DEFINED TERMS. The Capitalized terms used in this Agreement are defined in the following provisions:

         "AAA" is defined in Section 28(c)(i).

         "Agreement" is defined in the first paragraph.

         "Annual Plan" is defined in Section 6(a).

         "Budget" is defined in Section 6(a).

         "Effective Date" is defined in Section 3.

         "Event of Default" is defined in Section 27(a).

         "Facility" is defined in the first WHEREAS clause.

         "Facility Account" is defined in Section 11(a).

         "Gross Revenues" is defined in Section 6(c)(i).

         "Manager" is defined in the first paragraph.

         "Manager's Proprietary Marks" is defined in 31(a).

         "Minimum Facility Maintenance Standards" refers to Exhibit B.

         "Non-Prevailing Party" is defined in Section 28(c)(iii).

         "Payment Dispute" is defined in Section 28(c).

         "Prevailing Party" is defined in Section 28(c)(iii).

         "Town" is defined in the first paragraph.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed on the day and year first written above.

                                 TOWN:

                                 THE TOWN OF NORTH HEMPSTEAD

                                      By: /s/ May Newburger
                                         --------------------------
                                         Title: Supervisor
                                               --------------------
                                         Date: 1/27/98
                                               --------------------

                                 MANAGER:

                                 SENIOR TOUR PLAYERS DEVELOPMENT, INC.

                                      By: /s/ Stanton V. Abrams
                                         --------------------------
                                         Title: President
                                               --------------------
                                         Date: 1/27/98
                                               --------------------

                                                                       EXHIBIT A

                              DESCRIPTION OF ASSETS
                              ---------------------


             o      Maintenance Building
             o      Chemical Storage Building
             o      Pump Station Building
             o      Irrigation Pond
             o      Maintenance Building Parking Lot & Site Lighting
             o      All Gravel Maintenance Roads

             o      Clubhouse Building
             o      Driving Range
             o      Clubhouse Parking Lot & Site Lighting
             o      Clubhouse Landscaping
             o      Cart Storage & Fueling Facilities
             o      Clubhouse Entry Roadway

             o      18 Hole "Harbor Links" Golf Course
             o      Practice Putting Green
             o      Cliff Areas
             o      9 Hole Executive Course
             o      18 Hole Miniature Golf Course
             o      Athletic Fields (5)
             o      Rain Shelters

             o      Hub Building
             o      Hub Building Parking Lot & Site Lighting
             o      Hub Landscaping

             o      All Temporary Buildings & Facilities
             o      All Golf Course(s) Signage

                                                                       EXHIBIT B

                     MINIMUM FACILITY MAINTENANCE STANDARDS


PART I.  BASIC RESPONSIBILITIES
         ----------------------

          1. The Manager shall establish written guidelines for greens, tees and aprons, fairways, driving ranges, roughs, hazards, landscaping and clubhouse maintenance.

          2. The Manager shall establish written guidelines for clubhouse and pro shop operations.

          3. The Manager shall maintain a representative reasonably available in person or by telephone to address issues or questions raised by the Town.

          4. The Superintendent shall be Class "A".

          5. The greens shall be aerated, topdressed and overseeded a minimum of two times per calendar year.

          6. The pin placement shall be changed daily.

          7. The tees and aprons shall be aerated, topdressed and overseeded a minimum of two times per year.

          8. The sand in the traps shall be maintained at an 8" depth on slopes and a 6" depth on the bottom.

          9. Restrooms shall be maintained a minimum of once each day.

          10. The pro shop shall not be closed for maintenance and/or cleaning during normal business hours.


PART II. GOLF COURSE MAINTENANCE
         -----------------------

     A. SUPERVISION OF MAINTENANCE:

          1. The Superintendent shall be Class "A" and shall be responsible for supervising the maintenance of the course.

     B. GREENS MAINTENANCE:

          1. Mowing the Greens: The greens shall be mowed daily, depending on growth and weather, and will be maintained to an adequate playing level.

          2. Watering of Greens: The crew shall water the greens as necessary to keep the grass in optimal growing condition, weather permitting.

          3. AERIFYING, TOPDRESSING AND OVERSEEDING OF GREENS:

               a. The crew shall aerify the greens a minimum of two times per year using a greens aerifier manufactured for the purpose.

               b. The crew shall topdress the greens a minimum of two times per year in conjunction with aerifying of greens. The crew will institute, at the Manager's discretion, a light frequent top-dressing to keep surface smooth.

               c. The crew shall overseed each green a minimum of two times each year during the aerifying/topdressing process.

          4. VERTICUTTING OF GREENS: The greens shall be verticut a minimum of four times per year, at the Manager's discretion, to control "graining" or "thatching."

          5. FERTILIZING THE GREENS: Soil samples shall be submitted to an approved Soil and Plant Analysis lab a minimum of four times for the first year and once annually thereafter.

          6. PEST CONTROL ON GREENS: Pest control management of the greens is considered to be a constant ongoing responsibility of the Superintendent.

          7. WEED CONTROL ON GREENS: The Manager shall develop and maintain a program for weed control on the greens. As in most northeastern courses, bluegrass will be inevitable despite the Manager's best efforts to keep it to a minimum.

          8. OTHER GREEN REQUIREMENTS: The crew shall change the pin placements daily and replace damaged cups immediately upon discovery.

     C. MAINTENANCE OF TEES AND APRONS:

          1. MOWING OF TEES AND APRONS: The crew shall mow all tee areas and aprons around the greens not less frequently than three times per week, weather dependent.

          2. AERIFYING AND TOPDRESSING OF TEES AND APRONS:

               a. The tees shall be aerated a minimum of two times per year or more as needed.

               b. The aprons shall be aerated two times per year. Plugs shall be chopped and returned to the apron surface, unless deemed undesirable by the Manager.

          3. VERTICUTTING OF TEES AND APRONS: Tees and aprons shall be verticut a minimum of two times per year.

          4. FERTILIZING OF TEES AND APRONS: Soil samples shall be submitted to an approved soils and plant analysis lab a minimum of four times for the first year and once annually thereafter.

          5. WEED CONTROL ON TEES AND APRONS: The superintendent shall develop and maintain a program for weed control on tees and aprons.

          6. OVERSEEDING OF TEES AND APRONS:

               a. The crew shall overseed the tees and aprons two times per year during the aerifying process.

               b. All divots on tees and aprons shall be filled with a topdressing/seed mixture on a weekly basis.

     D. MAINTENANCE OF FAIRWAYS, DRIVING RANGES, AND ROUGHS:

          1. MOWING OF FAIRWAYS, DRIVING RANGES, AND ROUGHS:

               a. The fairways shall be mowed twice weekly at a height of 5/8 to 3/4 inches.

               b. The driving range shall be mowed once a week at a height of one inch.

               c. The roughs shall be mowed weekly.

          2. AERIFYING OF FAIRWAYS/DRIVING RANGE/ROUGHS: The fairways, driving range, and roughs shall be aerated a minimum of one time per year or as needed, using an aerifier with a 5/8" diameter spoon and a minimum penetration depth of three inches.

          3. VERTICAL MOWING OF FAIRWAYS/DRIVING RANGE/ROUGHS: Verticle mowing of the fairways, driving range and roughs is not required except in extraordinary circumstances for disease control and at the discretion of the Manager.

          4. FERTILIZATION OF FAIRWAYS/DRIVING RANGE/ROUGHS: Soil samples should be submitted to an approved Soils and Plant Analysis lab a minimum of four times for the first year and once annually thereafter.

          5. WEED CONTROL ON FAIRWAYS/DRIVING RANGE/ROUGHS: The Manager shall develop and maintain a program for weed control on the fairways, driving range and roughs.

     E. SAND HAZARD MAINTENANCE: The sand level in each trap shall be maintained at an 8" depth on slopes and a 6" depth on the bottoms. Sand for the traps shall be the same as the initial construction specifications.

     F. TREES, SHRUBS, AND OTHER LANDSCAPING:

          1. The Manager shall be responsible for the maintenance of all landscaping at the course.

          2. The Manager shall develop and maintain a program for weed control of the landscaped areas.

     G. MAINTENANCE OF IMPROVEMENTS, EQUIPMENT, ETC. NOT A HORTICULTURE NATURE:

          1. IRRIGATION/PORTABLE WATER SYSTEM/UTILITIES/WATER:

               a. The Manager shall maintain the irrigation systems on the course as outlined below:

                    i. Maintenance means the cleaning, adjusting, repair and
               replacement of all components of the pumping and irrigation systems downstream of the pump control panels and the main sprinkler control panel.

                         (a) The maintenance will include but not be limited to:

                               1.   Gate Valves
                               2.   Lateral irrigation lines
                               3.   Automatic Valves
                               4.   Irrigation Controllers to valves
                               5.   Wiring from Controllers to valves
                               6.   Controller Transformers

                               7.   Sprinkler Heads
                               8.   Quick Coupler Valves
                               9.    Main lines
                               10.   Computer Wires

                         (b) The Manager shall provide all mainline repairs and
                    materials. All material used in repair or replacement shall be as materials used in the original installation or a Town approved equal or upgrade.

                         (c) The Manager shall develop and maintain a program
                    for controlling the weed and fungus control in the golf course lakes.

                    ii. The Manager shall be responsible for maintenance of the portable water system on the course.

                         (a) All portable water lines from the street meter(s)
                    to the Clubhouse, maintenance building, and to the restrooms shall be the Manager's responsibility. This includes backflow devices and their yearly checks.

               b. All portable water lines serving water fountains, quick couplers faucets, etc. on the course itself shall be the responsibility of the Manager.

               c. All indoor plumbing in the course restrooms and in the maintenance building shall be the maintenance responsibility of the Manager.

               d. The Manager is responsible for keeping all water coolers and drinking cups located on the course filled and replenished at all times.

     H. NON-HORTICULTURE MAINTENANCE RELATED TO PLAY ON THE COURSE:

          1. The Manager shall be responsible for the maintenance of all tee markers, cups, flags, ball washers, trap rakes, yardage signs, and benches on the course.

          2. The ballwashers located around the course shall be serviced daily.

          3. The crew shall pick up litter throughout the course on a daily basis.

     I. RESTROOM STANDARDS:

          1. During play season and dependent on weather, restrooms shall be maintained a minimum of once per day and more often when heavy use occurs.

          2. The Manager shall be responsible for the removal of graffiti as soon as possible after it is discovered.

     J. FENCE AND CART PATHS: Repair and replace all broken or damaged fencing.

     K. CLUBHOUSE/PRO SHOP STANDARD:

          1. The Pro Shop staff shall be responsible for the maintenance and cleaning of the Clubhouse/Pro Shop Area.

               a.   Vacuum all carpets daily.
               b.   Clean all ashtrays daily.
               c.   Empty wastebaskets and clean daily.
               d.   Sweep all building entrances daily.
               e. Clean window glass in the doors inside and outside weekly or more often as needed.
               f. Clean all windows in the Pro Shop and office inside and outside once every three months or more often as needed.
               g. Replace lamps in light fixtures as soon as possible after discovery.

          2. All cleaning supplies, equipment maintenance items, and paper goods shall be supplied by the Manager.

          3. The Pro Shop shall not be closed for maintenance and/or cleaning during normal business hours.

     L. MAINTENANCE OF IMPROVEMENTS, EQUIPMENT, ETC. NOT RELATED TO PLAY ON THE GOLF COURSE:

          1.  The  crew  shall  be  responsible   for  the  cleanliness  of  the
     maintenance yard area and the superintendent's office on a daily basis.

          2. The crew shall be responsible for the daily litter pickup on all paved and non-paved surfaces of the course.

          3. The crew shall maintain clean edges on all roadways, parking lots, and cart paths by monthly edging or spraying of the plant growth.

     M. GENERAL PROVISIONS:

          1. All maintenance and operational standards are subject in all respects to weather and other conditions beyond the reasonable control of the Manager.

          2. At the request of the Town, but in any event no less frequently than once per year, the Manager, the advisory committee and representatives of the Town shall meet to review and discuss mutually agreeable revisions to Parts I and II of this EXHIBIT B.

                                      B-7